ATLANTIC AMERICAN REPORTS INCREASED NET INCOME

● Net income for the six month period ended June 30, 2013 increases to $6.9 million from $2.4 million for the comparable period of 2012
● Life and health insurance premiums increase 14.8% in the comparable six month period
● Property and casualty insurance premiums increase 4.1% in the comparable six month period
● Operating income for the three month period ended June 30, 2013 increases 58.6% from the comparable period of 2012

ATLANTA, Georgia, August 12, 2013 - Atlantic American Corporation (Nasdaq-AAME) today reported increased second quarter and six month results.  Net income for the three month period ended June 30, 2013 was $6.0 million, or $0.26 per diluted share as compared to net income of $781 thousand, or $0.03 per diluted share, for the three month period ended June 30, 2012.  Net income for the six month period ended June 30, 2013 increased to $6.9 million, or $0.30 per diluted share, from net income of $2.4 million, or $0.10 per diluted share, in the comparable period of 2012.  Realized investment gains contributed significantly to the increased earnings and were $5.5 million for the three month period ended June 30, 2013 versus $470 thousand for the comparable period in 2012 and $6.1 million for the six month period ended June 30, 2013 versus $1.4 million for the comparable period in 2012.

Total revenues for the three month period ended June 30, 2013 were $44.6 million, increasing 27.7% from the $35.0 million for the three month period ended June 30, 2012.  Insurance premiums during this quarter increased 15.1% from the comparable 2012 period premiums.  For the six month period ended June 30, 2013, revenues were $81.3 million, increasing 17.0% from the comparable 2012 period revenues of $69.5 million.  The increase in premiums during the three month and six month periods ended June 30, 2013 resulted primarily from increased sales of the Medicare supplement product in the life and health segment and increased commercial automobile premiums in the property and casualty segment.  Operating income for the three month period ended June 30, 2013 was $609 thousand, a 58.6% increase over the $384 thousand for the comparable period of 2012; and for the six month period ended June 30, 2013 was $942 thousand, a 17.8% decrease from the $1.1 million for the comparable period of 2012.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer stated, “This second quarter was defined by significant realized investment gains.  When long term interest rates spiked in the middle of the second quarter, we began a process of shortening up on the maturities in our investment portfolio.  The disposal of certain investments which had long term maturities generated the significant gains.  Although we did realize gains from our investment portfolio of $5.5 million, ultimately the decline in the value of our total portfolio in the second quarter was approximately $16.2 million.  The inability to quickly reinvest the proceeds resulted in larger than average balances of cash at June 30.  Consistent with previous quarters our core business revenues continued with their strong growth permitting us to continue making investments in our advertising, social media and worksite marketing initiatives.  The balance of the year continues to look very promising. ”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2013	2012	2013	2012

Insurance premiums
Life and health	$ 25,019	$ 21,926	$ 49,111	$ 42,795
Property and casualty	11,354	9,666	20,281	19,478
Investment income	2,774	2,855	5,679	5,738
Realized investment gains, net	5,454	470	6,132	1,428
Other income	47	36	95	65

Total revenue	44,648	34,953	81,298	69,504

Insurance benefits and losses incurred
Life and health	17,942	16,357	35,982	31,010
Property and casualty	7,057	6,738	12,379	14,757
Commissions and underwriting expenses	10,402	7,970	19,685	15,003
Interest expense	438	658	1,015	1,315
Other	2,746	2,376	5,163	4,845

Total benefits and expenses	38,585	34,099	74,224	66,930

Income before income taxes	6,063	854	7,074	2,574

Income tax expense	103	73	192	136

Net income	$ 5,960	$ 781	$ 6,882	$ 2,438

Basic earnings per common share	$ 0.27	$ 0.03	$ 0.31	$ 0.10
Diluted earnings per common share	$ 0.26	$ 0.03	$ 0.30	$ 0.10

Reconciliation of Net Income to non-GAAP measurements

Net income	$ 5,960	$ 781	$ 6,882	$ 2,438
Income tax expense	103	73	192	136
Realized investment gains, net	(5,454)	(470)	(6,132)	(1,428)

Operating income	$ 609	$ 384	$ 942	$ 1,146

	June 30,	December 31,
Selected Balance Sheet Data	2013	2012

Total cash and investments	$ 249,831	$ 265,843
Insurance subsidiaries	221,072	236,934
Parent and other	28,759	28,909
Total assets	320,913	320,177
Insurance reserves and policyholder funds	168,761	154,558
Debt	41,238	41,238
Total shareholders' equity	98,747	105,736
Book value per common share	4.32	4.65
Statutory capital and surplus
Life and health	34,658	33,059
Property and casualty	38,854	36,947